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                                                                     Exhibit 8.1



                                 ______ __, 2003


Board of Directors
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702

Gentlemen and Ladies:

     This opinion is being delivered to you in accordance with Section 7.2(g) of the Agreement and Plan of Merger (the "Agreement") dated as of June 4, 2003, by and among Webster Financial Corporation ("Webster"), a Delaware corporation, Webster Bank ("Webster Bank"), a federally chartered savings bank and wholly owned subsidiary of Webster, and North American Bank & Trust Co. ("North American"), a Connecticut chartered commercial bank. Pursuant to the Agreement, North American will be merged with and into Webster Bank (the "Merger").

     In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 of Webster (File No. __________) filed with the Securities and Exchange Commission ("SEC") on August __, 2003, as amended by Pre-Effective Amendment No. 1 thereto filed with the SEC on _________ __, 2003, as declared effective by the SEC on August __, 2003 (the "Registration Statement") and the Proxy Statement/Prospectus included as a part thereof; (3) representations and certifications made to us by Webster and Webster Bank; (4) representations and certifications made to us by North American; and (5) such other instruments and documents related to the formation, organization and operation of Webster, Webster Bank and North American or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless

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Webster Financial Corporation
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Page 2

otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

                            The Proposed Transaction

     Based solely upon our review of the documents set forth above, and upon such information as Webster, Webster Bank and North American have provided to us and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

     Webster is the holding company of Webster Bank. Both Webster and Webster Bank are headquartered in Waterbury, Connecticut. North American is also headquartered in Waterbury, Connecticut.

     It is proposed that pursuant to the Agreement, Federal law and regulation applicable to savings associations and the General Statutes of Connecticut, North American will merge with and into Webster Bank. As a result of the Merger, North American's corporate existence will cease and Webster Bank will be the Surviving Institution. As the Surviving Institution, Webster Bank will succeed to all of the assets and liabilities of North American.

     By virtue of the Merger, each share of North American Common Stock issued and outstanding prior to the Effective Time (other than Dissenters' Shares and shares of North American Common Stock held directly or indirectly by North American, Webster or any of their subsidiaries, other than trust account shares and shares related to a debt previously contracted) will be converted into the right to receive a combination of the Stock Consideration and the Cash Consideration, subject to adjustment as provided in Section 1.5 of the Agreement. Certificates for fractions of shares of Webster Common Stock will not be issued. In lieu of a fraction of a share of Webster Common Stock, each holder of North American Common Stock otherwise entitled to a fraction of a share of Webster Common Stock will be entitled to receive an amount of cash equal to (i) the fraction of a share of the Webster Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of the Webster Common Stock, which will be deemed to be the average of the daily closing prices per share for Webster Common Stock for the fifteen consecutive trading days on which shares of Webster Common Stock are actually traded (as reported on the New York Stock Exchange) ending on the third trading day preceding the Closing Date. Under Section 33-856 of the Connecticut Business Corporation Act, North American shareholders are entitled to dissent and

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demand appraisal rights, which if perfected, could result in such shareholders receiving solely cash in the Merger.

     At the Effective Time, each option granted by North American to purchase shares of North American Common Stock which is outstanding and unexercised immediately prior thereto will be converted automatically into a right to purchase shares of Webster Common Stock, with adjustment in the number of shares and exercise price to reflect the Option Exchange Ratio.

                         Assumptions and Representations

     In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

     1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

     3. All representations made to us are true, correct, and complete, and will remain true, correct and complete at all times up to the Effective Time. Any representation or statement made "to the knowledge" or similarly qualified is correct without such qualification.

     4. The Merger Agreement will not be amended, waived or otherwise modified. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); Webster, Webster Bank and North American will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

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Webster Financial Corporation
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                    Opinion - Federal Income Tax Consequences

     Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

     1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code, U.S. Treasury Regulations thereunder, and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither Webster, Webster Bank nor North American has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

     2. This letter addresses only the specific tax opinion set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to North American or specific shareholders of North American, or that may be relevant to particular classes of North American shareholders, such as tax-exempt organizations, mutual funds, dealers in securities or foreign currencies, banks or other financial institutions, insurance companies, non-United States persons,

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Webster Financial Corporation
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holders of shares acquired upon exercise of stock options or otherwise as compensation or through a qualified retirement plan, shareholders subject to the alternative minimum tax, shareholders who hold shares of North American common stock as part of a straddle, hedge, constructive sale or conversion transaction, traders in securities who elect to apply a mark-to-market method of accounting, and holders that do not hold their North American common stock as capital assets.. In addition, we express no opinion regarding the tax consequences to a holder of an option to purchase shares of North American Common Stock who receives an option to purchase shares of Webster Common Stock in exchange therefor pursuant to the Merger.

     4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section of this letter captioned "The Proposed Transaction," and in the Agreement and the Proxy Statement/Prospectus (the "Transactions"). If the actual facts relating to any aspect of the Transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than the Transactions or to any transaction whatsoever, including the Merger, if the Transactions are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion is provided to Webster only, and without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by Webster.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "The Merger
- Material Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.


                                                    Sincerely yours,



                                                    HOGAN & HARTSON L.L.P.